SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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PAC-WEST TELECOMM, INC.

(Name of Registrant as Specified in Its Charter)

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1776 W. March Lane, Suite 250

Stockton, California 95207

April 29, 2003

Dear Shareholder:

      You are cordially invited to attend the annual meeting of shareholders of Pac-West Telecomm, Inc., which will be held on June 9, 2003, at 3:00 p.m., Pacific time, at our principal executive offices, 1776 W. March Lane, Suite 250, Stockton, California, 95207. A Notice of Meeting, Proxy Statement, Proxy Form and our 2002 Annual Report are included with this letter.

      At this year's annual meeting, you will be asked to consider and take action with respect to the election of three directors to our board of directors, the approval of an amendment to our articles of incorporation giving effect to a reverse share split, the ratification of our selection of independent auditors and any other business properly presented at the annual meeting. These matters are described more fully in the enclosed Notice of Meeting and Proxy Statement.

      It is important that your shares are represented and voted at the annual meeting regardless of the size of your share holdings or whether or not you plan to attend the meeting in person. Accordingly, please mark, sign and date the enclosed Proxy Form and return it promptly in the enclosed envelope. If you attend the annual meeting, you may, of course, withdraw your proxy should you wish to vote in person.

      We hope that you will be able to attend the annual meeting and we look forward to seeing you.

Sincerely,

/s/ WALLACE W. GRIFFIN

WALLACE W. GRIFFIN
Chairman and Chief Executive Officer

1776 W. March Lane, Suite 250

Stockton, California 95207

NOTICE OF MEETING

       The annual meeting of shareholders of Pac-West Telecomm, Inc. (the "Annual Meeting") will be held on June 9, 2003, at 3:00 p.m., Pacific time, at our principal executive offices, 1776 W. March Lane, Suite 250, Stockton, California, 95207, to consider and take action with respect to the following matters:

1. the election of three directors to our board of directors to hold office for a term of three years;

2. the approval of (a) an amendment to our articles of incorporation giving effect to a reverse split of our common shares as set forth in Section 3 of Article III of the Restated Articles of Incorporation included as Appendix A to this Proxy Statement and (b) all ministerial actions required in connection with effecting such reverse share split;

3. the ratification of our selection of KPMG LLP as our independent accountants for the fiscal year ending December 31, 2003; and

4. the transaction of such other business as may properly come before the annual meeting and any adjournments or postponements thereof.

These matters are described more fully in the Proxy Statement that accompanies this Notice of Meeting and the enclosed Proxy Form and Annual Report.

      Holders of record of our common shares at the close of business on April 11, 2003 are entitled to receive notice of and to vote on all matters presented at the Annual Meeting and at any adjournments or postponements thereof. A list of such shareholders will be available for examination by any shareholder for any purpose germane to the Annual Meeting during normal business hours at our principal executive offices, which are located at 1776 W. March Lane, Suite 250, Stockton, California 95207.

By Order of the Board of Directors

/s/ ROBERT C. MORRISON

ROBERT C. MORRISON
Secretary

April 29, 2003

Your vote is important whether or not you plan to attend the Annual Meeting in person and regardless of the number of common shares you own, please mark, sign and date the enclosed Proxy Form and mail it promptly in the envelope provided to help ensure that your common shares will be represented at the Annual Meeting. If you attend the Annual Meeting, you may, of course, withdraw your proxy and vote in person. In addition, you may revoke your proxy before it is voted by delivering written notice to our Corporate Secretary at our principal executive offices at the address above or by submission of a later-dated Proxy Form.

1776 W. March Lane, Suite 250

Stockton, California 95207

PROXY STATEMENT

Annual Meeting of Shareholders

To Be Held on June 9, 2003

       This proxy statement (this "Proxy Statement") is being furnished to the holders of common shares, par value $0.001 per share, of Pac-West Telecomm, Inc. ("Pac-West" or the "Company") in connection with the solicitation of proxies by and on behalf of our board of directors for use at the annual meeting of shareholders (the "Annual Meeting") to be held on June 9, 2003, at 3:00 p.m., Pacific time, and at any adjournments or postponements thereof. The purpose of the Annual Meeting is to consider and take action with respect to the following matters:

(1)  the election of three directors to our board of directors to hold office for three years;

(2)  the approval of (a) an amendment to our articles of incorporation giving effect to a reverse split of our common shares as set forth in Section 3 of Article III of the Restated Articles of Incorporation included as Appendix A to this Proxy Statement, and (b) all ministerial actions required in connection with effecting such reverse share split; and

(3)  ratify our selection of KPMG LLP as our independent accountants for the fiscal year ending December 31, 2003.

      This Proxy Statement, the Notice of Meeting, the Proxy Form and our 2002 Annual Report are being mailed on or about April 29, 2003 to holders of record of our common shares at the close of business on April 11, 2003.

      If the enclosed Proxy Form is properly signed, dated and returned to us, the individuals identified as proxies thereon will vote the shares represented by the Proxy Form in accordance with the directions noted thereon. If no direction is indicated, the proxies will vote FOR the nominees named herein as directors, FOR the amendment to our articles of incorporation giving effect to a reverse split of our common shares and related ministerial actions and FOR the ratification of our selection of KPMG LLP as our independent accountants. At this time, our management is not aware of any matters other than those discussed in this Proxy Statement that will be presented at the Annual Meeting. If other matters are presented, all proxies will be voted in accordance with the recommendations of our management.

      Returning your completed Proxy Form will not prevent you from voting in person at the Annual Meeting if you are present and wish to vote. In addition, you may revoke your proxy before it is voted by delivering written notice to our Corporate Secretary prior to the beginning of the Annual Meeting at our principal executive offices at the address above or by submission of a later-dated proxy.

      Only record holders of our common shares at the close of business on April 11, 2003 will be entitled to vote at the Annual Meeting. Each outstanding common share entitles the holder thereof to one vote on each matter submitted to a vote of the holders of our common stock at the Annual Meeting. As of March 31, 2003, we had 36,450,444 common shares outstanding. The presence in person or by proxy of a majority of the shares of our common stock outstanding will constitute a quorum for the purpose of transacting business at the Annual Meeting. Abstentions will be treated as present and entitled to vote, and therefore will be counted in determining the existence of a quorum and will have the effect of a vote against any proposition that requires the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting in order to be approved or adopted. In addition, broker "non-votes" will be considered present but not entitled to vote, and thus will be counted in determining the existence of a quorum but will not be counted in determining whether a proposition requiring the approval of a majority of the shares present and entitled to vote has been approved or adopted, or whether a majority of the vote of the shares present and entitled to vote has been cast.

      We will bear the entire cost of this solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Notice of Meeting, the Proxy Form, and our 2002 Annual Report. We intend to provide copies of such solicitation materials to brokerage houses, fiduciaries, custodians and other persons or entities holding our common shares on behalf of the beneficial owner so that the solicitation materials may be forwarded to such beneficial owners. This solicitation, which is being conducted by mail, may be supplemented by a solicitation by telephone, telegram, or other permissible means by our directors, officers or employees. No additional compensation will be paid to these individuals for conducting such a solicitation.

PROPOSITION 1

ELECTION OF DIRECTORS

Our bylaws provide that the authorized number of members of our board of directors is nine. After giving effect to the recent resignations of Mark S. Fowler and Robert C. Morrison as directors, as well as the appointment of Tom Munro and Henry R. Carabelli, our President and Chief Operating Officer, as directors to serve out the remainder of Mr. Fowler's and Mr. Morrison's terms, our board of directors currently consists of nine members. Our board of directors is divided into three classes of directors, with each class of directors serving staggered three-year terms. The following table indicates which directors serve in each class and the annual meeting at which each such director's term expires:

Class	Name of Directors	Annual Meeting at which Term Expires
Class I	A. Gary Ames, Samuel A. Plum and David G. Chandler	2005
Class II	Dr. Jagdish N. Sheth, Henry R. Carabelli and Tom Munro	2004
Class III	Wallace W. Griffin, Jerry L. Johnson and John K. La Rue	2003

As described above, our board of directors recently appointed Tom Munro as a director to serve out the remainder of a directorship in Class II that was vacant as a result of the resignation of one of our former directors. Mr. Munro's appointment became effective on April 24, 2003. We believe that Mr. Munro is "independent" within the meaning given such term by the rules of the Nasdaq Stock Market.

Each director, including any director appointed to fill a vacancy, shall hold office until the expiration of the term for which elected or appointed and until a successor has been elected or appointed and qualified except in the case of the death, removal or resignation of such director. Pursuant to our bylaws, vacancies on the board of directors and newly created directorships resulting from any increase in the authorized number of directors, which is currently not anticipated, are filled by a majority vote of the incumbent directors

Messrs. Griffin, Johnson and La Rue have been nominated by our board of directors for re-election at the Annual Meeting as Class III directors. See "Management - Nominees for Director" and "Management - Continuing Directors" for information with respect to Messrs. Griffin, Johnson and La Rue, as well as our continuing directors. We believe that each nominee is willing to be elected and to serve on our board of directors. In the event that any nominee is unable to serve or is otherwise unavailable for election, which is not now contemplated, the incumbent directors may or may not select a substitute nominee. If a substituted nominee is selected, all proxies will be voted for the person selected.

Directors will be elected at the Annual Meeting by a majority of the votes cast at the Annual Meeting by the holders of shares represented in person or by proxy. There is no cumulative voting as to any matter, including the election of directors.

The board of directors has carefully considered and approved the nominees and recommends that you vote "FOR" the election of Messrs. Griffin, Johnson and La Rue.

DIRECTORS AND EXECUTIVE OFFICERS

      The table below sets forth certain information as of March 31, 2003 with respect to our current directors and executive officers:

Name	Age	Position(s)

Executive Officers:
Wallace W. Griffin	64	Chief Executive Officer and Chairman of the Board
Henry R. Carabelli	47	President, Chief Operating Officer and Director
H. Ravi Brar	34	Chief Financial Officer
Michael B. Hawn	39	Vice President Customer Network Services
Wayne Bell	31	Vice President Marketing and Service Provider Sales
Christine Ruane	39	Vice President Sales - SME Markets
John F. Sumpter	55	Vice President Regulatory and Human Resources
Robert C. Morrison	56	Vice President and General Counsel
Directors:
Wallace W. Griffin	64	Chief Executive Officer and Chairman of the Board
Henry R. Carabelli	47	President, Chief Operating Officer and Director
Jerry L. Johnson	55	Director
John K. La Rue	53	Director
A. Gary Ames	58	Director
David G. Chandler	45	Director
Samuel A. Plum	58	Director
Dr. Jagdish N. Sheth	64	Director
Tom Munro	46	Director

The present principal occupations and recent employment history of each of our current directors and executive officers listed above are set forth below.

Nominees for Director

Wallace W. Griffin was appointed President, CEO, and a Director of Pac-West in September of 1998 when an investor group he was part of purchased and recapitalized the company. In June of 2001, he was appointed CEO and Chairman. He has over 40 years experience in telecommunications, cable television, publishing and advertising. Prior to joining Pac-West, Mr. Griffin served as a Group President for a number of Jones International companies from 1994 to 1997, including Jones Lightwave, Ltd., a CLEC, and Jones Education Company, a leader in using technology to deliver education. Concurrently, he was co-owner of a consulting and business development company, Griffin Enterprises, Inc. From 1987 through 1992, he served as the President and CEO of U S West Marketing Resources Group, where he managed the $1 billion publishing, media software and advertising services division. Mr. Griffin currently serves on the Advisory Board for the University of the Pacific Eberhardt School of Business and the Board of Trustees for the University of California, Merced. He is also an Advisor for Delta College Learning Center and a Director on the San Joaquin Business Council.

Jerry L. Johnson is President of e Money Advisor, Founder and Chairman of Axum Partners and served as Chairman of Pac-West's Board of Directors from September of 1998 to June of 2001. From 1995 until December 2001, Mr. Johnson was employed by Safeguard Scientifics Inc., where he was the Executive Vice President overseeing the partner companies in the E- Communications group. From 1985 to 1995, he worked at U S West in various positions, including Vice President, Network and Technology Services, which included managing U S West's largest division, and supervising 21,000 management, engineering, technical and clerical employees. From 1983 to 1985, Mr. Johnson was President and CEO of Northwestern Bell Information Technologies.

John K. La Rue founded the company's predecessor (also known as Pac-West Telecomm, Inc.) in 1980 and served as its President until September of 1998. From September of 1998 until July of 2001, Mr. La Rue served as Pac-West's Executive Vice President. Currently, Mr. La Rue is semi-retired and employed on a part-time basis serving as an advisor to Mr. Carabelli, Pac-West's President and COO. Mr. La Rue has over 34 years of experience in the telecommunications industry.

Continuing Directors

A. Gary Ames has served as a Director of Pac-West since July of 2000. Mr. Ames served as President and Chief Executive Officer of MediaOne International, a provider of broadband and wireless communications from 1995 until his retirement in June of 2000. From 1989 to 1995, he served as President and Chief Executive Officer of U S West Communications, a regional provider of residential and business telephone services, and operator and carrier services. Mr. Ames also serves as a director of Albertsons, Inc., Tektronix, Inc., AT&T-Latin America and iPass, Inc.

Henry R. Carabelli joined Pac-West as President and COO in June of 2001. Effective January 1, 2003, Mr. Carabelli became a Director of Pac-West. Formerly the COO of ICG, a Colorado-based CLEC, and President of @Link Networks, a broadband service provider, Mr. Carabelli brings over 24 years of telecom experience to Pac-West. He joined ICG in 1996 as Executive Vice President of network operations, and served as COO from 1998 to 1999 with responsibility over network engineering, customer care, sales, and installation. Prior to ICG, Mr. Carabelli spent 19 years in management with Ameritech and Michigan Bell. In 1986, he was chosen for a technology internship program at Bellcore to expand exposure to new broadband technologies.

David G. Chandler has served as a Director of Pac-West since September of 1998. Mr. Chandler is a Managing Director of William Blair Capital Partners, L.L.C., a Chicago-based private equity firm. In addition, Mr. Chandler is a Principal of William Blair & Company where he has been employed since 1987. Prior to joining William Blair & Company, Mr. Chandler was an investment banker with Morgan Stanley & Co. Inc. from 1984 to 1987. Mr. Chandler serves as a director of the following companies: Morton Grove Pharmaceuticals, Inc., Pharma Research Corporation, Engineering Materials Corp., U.S. Education Corporation, The Plastics Group and American Civil Constructors, Inc.

Tom Munro was appointed as a director by our board of directors effective as of April 24, 2003. He has been the President of Wireless Facilities, Inc., a publicly-traded company that builds and services wireless telecom networks, since September of 2000. He joined Wireless Facilities, Inc. in 1997 as the company's first Chief Financial Officer. From 1996 to 1997, Mr. Munro served as the Chief Executive Officer of @Market, an online sporting goods retailer that he founded. From 1994 through 1995, Mr. Munro served as the Chief Financial Officer of Precision Digital Images, Inc., a high technology company targeting the image processing market for a wide range of machine tools and instruments.

Samuel A. Plum has served as a Director of Pac-West since September of 1998. Mr. Plum has been a Managing General Partner of the general partner of SCP Private Equity Partners, L.P. since its commencement in August of 1996, and was employed by Safeguard Scientifics from 1993 to 1996. From February 1989 to January 1993, Mr. Plum served as President of Charterhouse, Inc. and Charterhouse North American Securities, Inc., the U.S. investment banking and broker-dealer divisions of Charterhouse PLC, a merchant bank located in the United Kingdom. From 1973 to 1989, Mr. Plum served in various capacities at the investment banking divisions of PaineWebber, Inc. and Blyth Eastman Dillon & Co., Inc. Mr. Plum has 30 years of investment banking, mergers and acquisitions, and private equity investment experience. Mr. Plum also serves as a director of Index Stock Photography, Inc., Metallurg Holdings, Inc. and Pentech Financial Services Inc.

Dr. Jagdish N. Sheth has served as a Director of Pac-West since July of 1999. Dr. Sheth has also been the Charles H. Kellstadt Professor of Marketing in the Goizueta Business School since 1991 and is the founder of the Center for Relationship Marketing at Emory University. From 1984 to 1991, Dr. Sheth was the Robert E. Brookner Professor of Marketing at the University of Southern California and is the founder of its Center for Telecommunications Management. Dr. Sheth also serves as a director of Norstan, Inc., Wipro Limited and Cryo-Cell, Inc.

Officers (Other than Officers Serving as a Director)

Wayne Bell joined Pac-West as Vice President of Marketing in August of 2001. He assumed additional responsibility as Vice President of Service Provider Sales in February of 2003. Mr. Bell has over 10 years of telecommunications management experience, including product marketing, product and process development, network planning, engineering, sales, and operations. His former positions include Vice President of Marketing and Channel Development for @Link Networks, Inc. in Louisville, CO and Senior Director of Product and Process Development for ICG Communications, Inc. in Englewood, CO. He also served in a Director capacity in the Program Office for U S WEST Communications, Inc. in Englewood, CO. Mr. Bell has responsibility over product management and development, strategic marketing, business analysis, program management, corporate communications, channel development and support, and service provider sales and account management.

H. Ravi Brar joined Pac-West in July of 1999 as Vice President of Business Development. He was appointed Vice President of Customer Operations in October of 2000, Vice President of Finance and Treasurer in August of 2001, Acting Chief Financial Officer in February of 2002, and Chief Financial Officer in September of 2002. Prior to joining Pac-West, Mr. Brar was employed with Xerox Corporation from 1991 to 1999, where he held several senior level business development and financial management positions, including Business Development Manager of Developing Markets Operations in China and Russia, and Area General Manager and Controller of Xerox's Business Services division in Pittsburgh, PA. Mr. Brar has responsibility for our financial and accounting operations, public reporting, and evaluating strategic growth opportunities.

Michael B. Hawn joined Pac-West as Vice President of Customer Network Services in August of 2001. He has over 15 years of telecommunications management experience, including network planning, engineering, service delivery, provisioning, and software development. His former positions include Vice President of National Operations and Vice President of Program Management for @Link Networks, Inc. in Louisville, CO, Vice President of Planning and Engineering for ICG Communications, Inc. in Englewood, CO, and Technical Manager for Lucent Technologies' Regional Technical Assistance Center (RTAC) in Lisle, IL and Cockeysville, MD. Mr. Hawn has end-to-end responsibility over service delivery, maintenance, field operations, information technologies, customer service, and reliability.

John F. Sumpter joined Pac-West as Vice President of Regulatory in July of 1999. He assumed additional responsibility as Vice President of Human Resources in January of 2003. Mr. Sumpter has over 30 years of experience in the telecommunications industry. Prior to Pac-West, he was employed with AT&T from 1984-1999, where he held several executive level regulatory and marketing positions, including Division Manager of Law and Government Affairs, District Manager of Switched Services Product Management, and District Manager of Marketing. He is responsible for Pac-West's relations with government regulatory agencies, regulatory compliance, intercarrier relations, and human resources. He currently serves as Chairman of the Board of CALTEL, the California Association of Competitive Telecommunications Companies and of CACE, the California Alliance for Consumer Education.

Christine Ruane joined Pac-West in January of 2000 as a Branch Manager in Napa, California, and was promoted to Regional Manager for Northern California in April of 2002. In July of 2002, she was appointed Vice President of Sales-SME Markets. Prior to joining Pac-West, Ms. Ruane was employed with Ameritel from 1995 to 1999 as Director of Enhanced Network and Agency Services. From 1987 to 1991, Ms. Ruane was employed with R.H. Macy and Co., where she held several executive management positions in sales and human resources. Ms. Ruane has responsibility over our small and medium enterprise (SME) sales channels.

Robert C. Morrison joined Pac-West as Vice President and General Counsel in January of 2003. He served on Pac-West's Board of Directors from 2001 through December 31, 2002. He has served as our Corporate Secretary since February 2001. Prior to joining Pac-West, Mr. Morrison was an attorney with Neumiller and Beardslee, P.C. in Stockton, California from 1972-2002. He served as Managing Director from 1983-1990. In July of 2002, he completed a term on the Board of Regents of the University of California. He is a past president of the Greater Stockton Chamber of Commerce, the San Joaquin County Economic Development Association, and the alumni association for UC Davis, and is a member of the Board of Directors and Executive Committee of the Lassen Volcanic National Park Foundation.

Information About Our Board of Directors

  General

Our board of directors met six times during the fiscal year ended December 31, 2002. Our board of directors has standing audit, compensation, executive, nominating and risk management committees. Each of our directors attended 75% or more of the meetings of the board of directors and any committees on which such director served during the fiscal year ended December 31, 2002. Our executive officers are elected by and serve at the discretion of the board of directors.

Classes of the Board

       Our board of directors is divided into three classes of directors, with each class serving staggered three-year terms. As a result, approximately one-third of our board of directors will be elected each year. The following table indicates which directors serve in each class and the annual meeting at which each such director's term expires:

Class	Name of Directors	Annual Meeting at which Term Expires
Class I	A. Gary Ames, Samuel A. Plum and David G. Chandler	2005
Class II	Dr. Jagdish N. Sheth, Henry R. Carabelli and Tom Munro	2004
Class III	Wallace W. Griffin, Jerry L. Johnson and John K. La Rue	2003

Our board of directors recently appointed Tom Munro as a director to serve out the remainder of a directorship in Class II that was vacant as a result of the resignation of one of our former directors. Mr. Munro's appointment became effective on April 24, 2003. We believe that Mr. Munro is "independent" within the meaning given such term by the rules of the Nasdaq Stock Market.

Compensation of Directors

      Directors who are employed by us, including Mr. Griffin and Mr. Carabelli, and directors who are affiliated with certain of our principal shareholders, including Messrs. Chandler and Plum, are not currently entitled to receive any compensation for serving on our board of directors. Our outside directors, Messrs. Ames, Johnson, La Rue, Munro and Dr. Sheth, receive $5,000 per quarter as compensation for serving on our board of directors.

     In 2000, Messrs. Ames, Fowler and Dr. Sheth each received 10,500 additional stock options with an exercise price of $4.06. These options vest over a three-year period with 33 1/3% vesting at the end of each year from the date of grant. Mr. Morrison was granted stock options to purchase 35,000 shares of our common stock on June 12, 2001. The options vest over a three-year period with 33 1/3% vesting at the end of each year from the date of grant, and have an exercise price of $2.53. In December, 2001, we granted stock options to purchase an additional 45,500, 10,500, 70,000, 35,000 and 10,500 shares of our common stock to Messrs. Ames, Fowler, La Rue, Morrison and Sheth, respectively. These options vest over a three-year period, with 33 1/3% vesting at the end of each year from the date of grant, and have an exercise price of $0.79. We did not grant any options to our directors in 2002. We currently expect that we will grant stock options to Mr. Munro on substantially similar terms and conditions as those stock options granted to other independent directors in a quantity and with an exercise price as may be determined by the compensation committee of our board of directors.

In addition, we pay for the reasonable out-of-pocket expenses incurred by each director in connection with attending board and committee meetings.

Committees of the Board of Directors

      Our board of directors has standing executive, compensation, audit, nominating and risk management committees, as follows:

  Audit Committee. The audit committee is currently composed of three independent directors: Messrs. Ames and Johnson and Dr. Sheth. We believe that all members of the audit committee are "independent," within the meaning of the listing requirements of the Nasdaq Stock Market. Among other functions, the purpose of the audit committee is to assist our board of directors generally in its oversight of the integrity of our financial reporting process and systems of internal controls regarding finance, accounting and legal compliance, the independence and performance of our independent accountants and the performance of our internal audit function, the hiring and firing of our independent accountants and any non-audit work performed by our independent accountants and our legal compliance and ethics policies and procedures. The audit committee met seven times during the fiscal year ended December 31, 2002.

On February 25, 2003, the audit committee of the board of directors adopted an amended and restated charter for the audit committee. A copy of the Pac-West Telecomm, Inc. Amended and Restated Charter of the Audit Committee of the Board of Directors is attached as Appendix B to this Proxy Statement.

  Compensation Committee. The compensation committee is currently composed of three independent directors: Messrs. Chandler, Ames and Plum. Among other functions, the compensation committee makes recommendations to the board of directors regarding the compensation of our officers, awards under our compensation and benefit plans and compensation policies and practices. The compensation committee met four times during the fiscal year ended December 31, 2002.
  Executive Committee. The executive committee is currently composed of four directors: Messrs. Chandler, Griffin, Johnson and Plum. Among other functions, the executive committee makes recommendations to our board of directors regarding matters that arise when the full board is unable to meet. The executive board met four times during the fiscal year ended December 31, 2002.
  Nominating Committee. The nominating committee is currently composed of three directors: Messrs. Johnson and Chandler and Dr. Sheth. Among other functions, the nominating committee establishes criteria for selecting new directors and senior executive officers, identifies individuals qualified to become members of the board of directors and senior executive officers and recommends to the board of directors such individuals as nominees for the consideration of the board of directors. As the nominating committee was constituted by the board of directors in 2003 it did not meet during the fiscal year ended December 31, 2002.
  Risk Management Committee. The risk management committee is currently composed of two directors: Messrs. Carabelli and La Rue. Among other functions, the risk management committee reviews and consults with management regarding proposals for insurance coverage for the corporation, as well as oversees the development of procedures and policies to assess the risk profile of the corporation, vulnerabilities of operating systems and capital facilities to risk of damage or destruction and or service interruptions and preventative and remedial plans. As the risk management committee was constituted by the board of directors in 2003 it did not meet during the fiscal year ended December 31, 2002.

Reports by Board Committees

The following report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement or any portion hereof into any filing under the Securities Act of 1933 ("Securities Act"), as amended, or the Securities Exchange Act of 1934 ("Exchange Act"), as amended, and shall not otherwise be deemed filed under such Acts.

Report of the Audit Committee

      The audit committee of our board of directors consists entirely of directors who we believe are "independent," within the meaning of the rules of the Nasdaq Stock Market. The audit committee operates under a written charter adopted by the board of directors, which charter was last reviewed and revised by the audit committee on February 25, 2003. As described above, a copy of the Pac-West Telecomm, Inc. Amended and Restated Charter of the Audit Committee of the Board of Directors is attached as Appendix B to this Proxy Statement.

The audit committee oversees the financial reporting process, the systems of internal accounting and financial controls, the performance and independence of the independent auditor, the annual audit of Pac-West's financial statements, and related matters. Management is responsible for our financial reporting processes including its system of internal control and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Pac-West's independent accountants are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. Therefore, we have relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and on the representations of the independent accountants included in their report on our financial statements.

On June 4, 2002, Pac-West dismissed our independent accountants, Arthur Andersen LLP and engaged the services of KPMG LLP as its new independent accountants for its current fiscal year ending December 31, 2002. The board of directors authorized the dismissal of Arthur Andersen and the engagement of KPMG.

Arthur Andersen's reports on the Company's consolidated financial statements for the years ended December 31, 2000 and 2001 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. During 2000 and 2001 and through the date of Arthur Andersen's dismissal, there were: (i) no disagreements with Arthur Andersen on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen's satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its report on Pac-West's consolidated financial statements for such years; and (ii) there were no "reportable events" (as such term is defined in the regulations to the Securities Act and the Exchange Act).

During 2000 and 2001 and through the date of Arthur Andersen's resignation, we did not consult KPMG with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any matter or reportable event.

The audit committee has reviewed and discussed with management and KPMG the audited financial statements contained in Pac-West's Annual Report on Form 10-K for the year ended December 31, 2002. The audit committee reviewed KPMG's independence and, as part of that review, received the written disclosures and letter required by the Independence Standards Board No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented, relating to KPMG's independence from us. The audit committee also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as may be modified or supplemented, and had the opportunity to ask KPMG questions relating to such matters.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors has approved, a resolution that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission. The audit committee and the board of directors have also recommended that the shareholders ratify the appointment of KPMG as our independent accountants for the fiscal year ending December 31, 2003.

AUDIT COMMITTEE
A. Gary Ames
Jerry L. Johnson
Dr. Jagdish N. Sheth

Audit Fees

The following summarizes certain fees paid to our current independent accountants, KPMG LLP, as well as our former independent accountants, Arthur Andersen, LLP. The audit committee has considered whether the provision of the services described below is compatible with maintaining the independence of KPMG and has concluded that such services are compatible with maintaining the independence of our principal auditor.

  Audit Fees. KPMG billed us $210,310 for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2002 and for the reviews of the financial statements included in our Reports on Form 10-Q for the periods ending June 30 and September 30, 2002. In addition, our former independent auditor, Arthur Andersen LLP billed us $31,000 for professional services rendered for the review of our financial statements included in our quarterly report on Form 10-Q for the quarter ended March 31, 2002.
  Financial Information Systems Design and Implementation Fees. Neither KPMG nor Arthur Andersen rendered any such professional services to us during the fiscal year ended December 31, 2002.
  All Other Fees. Prior to their dismissal, Arthur Andersen billed us $112,079, primarily related to research and consultation concerning various local, state and federal tax matters and preparation of federal and state income tax returns between January 1, 2002 and April 30, 2002.

     Compensation Committee Report on Executive Compensation

The compensation committee of the board of directors is composed entirely of independent directors. No member of the compensation committee is a former or current officer of the Company. The compensation committee sets and administers the policies governing annual compensation of executive officers, including cash compensation and stock ownership programs.

      The Company's compensation program for executive officers is administered and reviewed by the compensation committee. The key elements of the total annual compensation for executive officers consist of fixed compensation in the form of base salary and variable compensation in the form of annual and quarterly incentive compensation. It is the compensation committee's objective to help ensure that a significant portion of an executive's total annual compensation be contingent upon the attainment of one or more performance objectives. Beginning in 2002, the compensation structure for executive officers (except for the chief executive officer who will continue to be paid annually) was modified to issue quarterly variable incentive payments for corporate performance and annual payments for individual performance.

      Historically, annual incentive payments were based upon various factors, including corporate, operating unit and individual performance during the preceding calendar year. An operating plan is established annually which sets goals for overall corporate performance relating to earnings (before interest and taxes). The chief executive officer's annual incentive compensation is based on the overall corporate performance plus specific milestones set by the board of directors for markets in operation, access lines in service and capital raising.

     The variable pay program for executive officers was comprised of two elements based on corporate performance and individual performance. The corporate performance equated to fifty percent of the total variable pay target and was paid out as approved each quarter. The corporate performance goals were based on two primary financial measurements, including earnings before interest, taxes, depreciation and amortization ("EBITDA") as a percentage of expenses, and EBITDA as a percentage of assets for the quarter being evaluated. The individual performance equated to 50% of the annual target and was based on each executive's performance and success in meeting the business imperatives.

The chief executive officer's compensation in 2002 consisted of fixed compensation in the form of base salary as specified in his employment contract with the company. In addition, the chief executive officer is entitled to an annual bonus as determined based on the Company's overall performance. In setting the amount of the annual bonus, the compensation committee establishes with the assistance of the chief executive officer a set of financial, operating and regulatory objectives and, where appropriate, specific performance metrics based upon the annual budget or industry comparables to serve as a guideline. These metrics include revenue, operating income, cash flow, plant performance, balance sheet, business growth and relative industry performance measurements. The compensation committee reviews the performance of the chief executive officer with him or her annually and based thereon determines the appropriate bonus amount.

      On November 14, 2001, Pac-West initiated a tender offer to exchange options granted under our 1999 Stock Incentive Plan to certain eligible employees. Directors and officers required to report transactions in our common stock pursuant to Section 16 of the Securities Exchange Act of 1934, which included all executive management, were not deemed to be eligible employees and therefore did not participate in the tender offer.

COMPENSATION COMMITTEE

Samuel A. Plum
A. Gary Ames
David G. Chandler

Equity Compensation Plan Information

      The table below provides information regarding securities authorized for issuance under our equity compensation plans as of December 31, 2002.

	(a)	(b)	(c)
	Number of Securities to be	Weighted-Average	Number of Securities
	Issued Upon Exercise of	Exercise Price of	Remaining Available for
	Outstanding Options,	Outstanding Options,	Future Issuance Under
Plan Category	Warrants and Rights	Warrants and Rights	Equity Compensation Plans(1)

Approved Plans
1999 Stock Incentive Plan	4,456,881	$2.06	1,294,869
2000 Employee Stock Purchase Plan(2)	--	--	772,805
Non-Approved Plans
1998 Griffin Non-Qualified Stock Incentive Plan	350,000	$0.48	--
2000 Napa Valley Non-Qualified Stock Incentive Plan	18,750	$10.00	36,250

(1)	Excludes securities reflected in Column A.
(2)	Amounts withheld from employees to purchase stock at June 30, 2003 are not included.

Compensation Committee Interlocks and Insider Participation

      There are no family relationships between any of our directors or executive officers and there are no director interlocking relationships.

EXECUTIVE COMPENSATION

     The following table summarizes the compensation we paid in the fiscal years ended December 31, 2002, 2001 and 2000 to our named executive officers, consisting of our chief executive officer and each of our next four most highly compensated executive officers for the year ended December 31, 2002.

     None of the perquisites and other benefits paid to each named current executive officer exceeded the lesser of $50,000 or 10% of the total annual salary and bonus received by that officer. "All Other Compensation" reflects matching contributions we made under our 401(k) plan plus group life and disability insurance premiums paid by us on behalf of such officer. The amount listed under "All Other Compensation" includes $5,440, $5,440 and $5,440 of life insurance and long-term disability insurance premiums we paid on behalf of Mr. Griffin for the fiscal years ended December 31, 2002, 2001 and 2000, respectively.

Summary Compensation Table for the Years Ended December 31, 2002, 2001 and 2000

	Salary	Regular Bonus	Commissions	All Other Compensation
Name and Principal Position Held

Wallace W. Griffin,
Chairman and Chief Executive Officer
Fiscal Year 2002	$350,000	$175,000	--	$7,116
Fiscal Year 2001	350,000	--	--	12,306
Fiscal Year 2000	350,000	175,000	--	12,051

Henry R. Carabelli,
President and Chief Operating Officer
Fiscal Year 2002	$275,000	$175,618	--	$7,116
Fiscal Year 2001	142,788	--	--	706

H. Ravi Brar,
Chief Financial Officer (1)
Fiscal Year 2002	$195,250	$114,562	--	$6,480
Fiscal Year 2001	166,125	--	--	3,138
Fiscal Year 2000	102,083	55,000	--	2,111

Michael B. Hawn
Vice President Customer Network Services
Fiscal Year 2002	$208,333	$98,747	--	$6,348
Fiscal Year 2001 (2)	97,000	--	--	3,061
Fiscal Year 2000	--	--	--	--

Wayne Bell
Vice President Marketing and Service Provider Sales
Fiscal Year 2002	$170,000	$84,883	--	$5,127
Fiscal Year 2001 (2)	104,454	--	--	2,772
Fiscal Year 2000	--	--	--	--

(1) In September of 2002, Mr. Brar was appointed as our Chief Financial Officer
(2) Mr. Hawn and Mr. Bell joined the Company in August of 2001

Stock Incentive Plans

General

      We have established the Pac-West Telecomm, Inc. 1999 Stock Incentive Plan, which authorizes the granting of stock options, including restricted stock, SARS, dividend equivalent rights, performance units, performance shares or other similar rights or benefits to our or our subsidiaries' current or future employees, directors, consultants and advisors. Under the 1999 Stock Incentive Plan, our board of directors is authorized to issue options to purchase shares of common stock in such quantity, at such exercise prices, on such terms and subject to such conditions as established by the board.

      In addition, we have established the 1998 Griffin Non-Qualified Stock Incentive Plan for Mr. Griffin and the 2000 Napa Valley Non-Qualified Stock Incentive Plan, which authorizes the granting of stock options, including restricted stock, SARS, dividend equivalent rights, performance units, performance shares or other similar rights or benefits to certain of our employees. Until April 11, 2003, we also maintained the 1998 Bryson Non-Qualified Stock Incentive Plan for Richard E. Bryson, our former Chief Financial Officer. There were 218,750 common shares underlying outstanding options under this plan. Our board of directors has terminated this plan as all options outstanding or available under the plan were either exercised or terminated in 2002 in connection with Mr. Bryson's separation from employment.

      An aggregate of 6,156,750 shares of common stock are currently reserved for option grants under the 1999 Stock Incentive Plan, the 1998 Griffin Non-Qualified Stock Incentive Plan, and the 2000 Napa Valley Non-Qualified Stock Incentive Plan. These plans are subject to adjustment upon the occurrence of certain events to prevent any dilution or expansion of the rights of participants that might otherwise result from the occurrence of such events. As of December 31, 2002, we had granted options outstanding with respect to 5,044,318 shares of common stock under all plans. As of December 31, 2002, 331,786 options have been exercised.

  Exchange Offer

     On November 14, 2001, we initiated an exchange offer for options granted under our 1999 Stock Incentive Plan to certain eligible employees. The terms of the exchange offer allowed eligible employees to tender all their existing options in exchange for receiving newly granted options not less than 185 days from the date of expiration of the offer, which was December 14, 2001. Subject to certain limitations, the tendered options will be exchanged on a one for one basis, with the exercise price equal to the fair market value of our common shares on the grant date.

      For purposes of the exchange offer, "eligible employees" include employees as of November 14, 2001, who remain employed with us through and including the date the new options are granted, who hold options under the 1999 Stock Incentive Plan and who are not directors and officers required to report transactions in our common shares pursuant to Section 16 of the Securities Exchange Act of 1934, as amended.

      We accepted for exchange 831,638 options to purchase our common shares, representing approximately 54% of the options that were eligible to be tendered in the offer. We granted participating employees new options on June 18, 2002 with a strike price of $0.48. The new options are subject to the terms of the 1999 Stock Incentive Plan and have the same vesting schedule as the options tendered in the exchange.

Option Grants in 2002

      The table below provides information regarding stock options granted to the named executive officers during 2002. None of the named executive officers received SAR's. The options referred to below vest over a period of three to four years and are exercisable to purchase shares of our common stock in accordance with our 1999 Stock Incentive Plan and, in the case of Mr. Griffin, the 1998 Griffin Non-Qualified Stock Incentive Plan. In addition, options issued to the below named executives become fully vested upon a change in control.

      The amounts shown for potential realizable value are calculated assuming that the market value of the common stock was equal to the exercise price per share as of the date of grant of the options. This value is the approximate price per share at which shares of the common stock would have been sold in private transactions on or about the date on which the options were granted. The dollar amounts under these columns assume a compounded annual market price increase for the underlying common shares from the date of grant to the end of the option term of 5% and 10%. This format is prescribed by the Securities and Exchange Commission and is not intended to forecast future appreciation of the common shares. The actual value, if any, a named officer may realize will depend on the excess of the market price for the common shares on the date the option is exercised over the exercise price. Accordingly, there is no assurance that the value realized by a named officer will be at or near the value estimated above.

Stock Options Granted to Named Executive Officers in 2002

Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of	% of Total Options
Name	Shares Underlying Options Granted (#)	Granted to Employees In Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	5% ($)	10% ($)

Wallace W. Griffin	--	--	--	--	--	--
Henry R. Carabelli	--	--	--	--	--	--
H. Ravi Brar	150,000	10.8%	$0.52	12/11/2012	$46,000	$116,000
Michael B. Hawn	100,000	7.2%	$0.52	12/11/2012	$33,000	$83,000
Wayne Bell	--	--	--	--	--	--

Outstanding Stock Options and Year-End Values

      The following table sets forth information regarding the number and value of unexercised stock options held by each of our named executive officers as of December 31, 2002. No named executive officers exercised options in 2002.

	Number of Unexercised Options at Year End		Value of Unexercised In-The-Money Options at Year End

Name	Exercisable	Non-Exercisable	Exercisable	Non-Exercisable

Wallace W. Griffin	729,629	366,065	$7,000	--
Henry R. Carabelli	116,667	283,333	--	--
H. Ravi Brar	72,667	191,713	--	--
Michael B. Hawn	25,000	175,000	--	--
Wayne Bell	25,000	75,000	--	--

Qualified 401(k) and Profit Sharing Plan

      We maintain a tax-qualified 401(k) retirement plan for all full-time employees who are at least 18 years of age and who have completed six months of service. The plan year is from January 1 to December 31, and we contribute $0.50 for every $1.00 contributed by the employee, subject to our contribution not exceeding 3 percent of the employee's salary. Employees are eligible to participate in the plan after six months of service and become fully vested after six years, although they vest incrementally on an annual basis after two years of service. Employees who are at least 18 years of age may elect to participate in the plan after completing six months of service with us. We match 50% of employee contributions up to 6% of compensation deferred. Our matching contributions vest at a rate 20% per year starting with the employee's second year of service. Although we have not historically done so, we may also make discretionary profit-sharing contributions to all employees who satisfy plan participation requirements. Our matching contributions were $378,000, $442,000 and $247,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

Employee Stock Purchase Plan

      In 2000, we instituted the 2000 Employee Stock Purchase Plan. The purpose of the Plan is to provide our employees with an opportunity to purchase our common shares through accumulated payroll deductions. Employees may elect to participate in semi-annual offer periods, commencing each January 1 and July 1. Employees are eligible to participate in the plan after 30 days of service, provided, however, that their customary employment is not 20 hours or less per week, and not less than 5 months in any calendar year. Subject to certain limitations, eligible employees may elect to have payroll deductions made during the relevant offer periods in amounts between one percent (1%) and not exceeding ten percent (10%) of the employee's compensation. The maximum number of common shares available for sale under the plan is 1,000,000 shares, subject to adjustments for certain defined events. As of December 31, 2002, 227,195 common shares have been purchased pursuant to the plan.

Pension Plans

      We do not maintain a pension plan.

Employment-Related Agreements

      Employment Agreements

In December 2001, Mr. Griffin entered into a new employment agreement with us. On June 11, 2001, we entered into an employment agreement with Mr. Carabelli. Messrs. Griffin and Carabelli's employment agreements have terms of two years, provided for base salaries for the year ended December 31, 2002 of $350,000 and $275,000, respectively, and bonuses based upon our achievement of certain objectives and subjective criteria which shall be about 40% of their respective base salary. Their employment agreements also provide for participation in all benefit plans made available to Pac-West executives, and may be terminated earlier by us or the respective executive under certain conditions.

      Upon termination by us without cause, as defined in their respective employment agreement, Messrs. Griffin and Carabelli will be entitled to receive severance payments, subject to certain conditions, equal to their respective base salary for a one-year period after such termination.

      If the employment period is terminated as a result of their respective disability, then Messrs. Griffin and Carabelli and/or their estate or beneficiaries, as the case may be, will be entitled to receive benefits under our employee benefit programs as in effect on the date of such termination to the extent permitted under such programs. In addition, each will be entitled to receive (1) an amount equal to the lesser of the terminated portion of his respective employment period or his respective base salary for the one-year period after such termination; and (2) a prorated amount of any annual bonus otherwise payable to him for the fiscal year in which his employment is terminated.

      If the employment period is terminated as a result of either Mr. Griffin or Mr. Carabelli's death, then they and/or their estate or beneficiaries, as the case may be, will be entitled to receive benefits under our employee benefit programs as in effect on the date of such termination to the extent permitted under such programs and, in addition, will be entitled to receive a prorated amount of any annual bonus otherwise payable to them for the fiscal year in which their respective employment is terminated. If we terminate the employment period for cause or if they resign for any reason, other than a termination without cause under the respective employment agreement, then they will be entitled to receive their respective base salary through the date of termination and we will have no further liability whatsoever to them.

      On July 12, 2001, the Company and Mr. John K. La Rue entered into an agreement covering Mr. La Rue's change in employment status, effective August 1, 2001. On this date, Mr. La Rue resigned as a corporate officer of the Company in order to work on a part-time basis as Vice President and Founder. Mr. La Rue's responsibilities include advising us and consulting with our corporate officers. The terms of the agreement provide for reduced compensation in exchange for Mr. La Rue's services, and that upon the termination of the agreement, all unvested options shall become fully vested.

Severance Agreements

The Company and Mr. Richard E. Bryson entered into a severance agreement, effective September 27, 2001. The terms for the agreement provided certain compensation, including Mr. Bryson's pro-rata bonus for the year, plus payment for accrued, but unused vacation time. Unexercised vested options and unvested options not covered by the agreement terminated 90 days from the date of Mr. Bryson's separation from us, March 1, 2002, in accordance with the terms of our 1999 Stock Incentive Plan.

The Company and Mr. Harry W. Wilson entered into a severance agreement effective February 3, 2003. The terms of the agreement provided for the payment of certain cash compensation to Mr. Wilson, the sale to Mr. Wilson of a company car, the acceleration of certain unvested options and an extension of the termination exercise period from three months until the expiration of the stock option grant.

Change of Control Agreements

We have entered into employment agreements with certain executives which provide that in the event of a change of control if the successor does not hire the named executive, or is terminated by the successor, without cause, within twelve months following the effective date of the change of control event, the named executive would be entitled to receive their base salary for one year following the change of control event. The current executives with whom we have entered into such an agreement are Messrs. Griffin, Carabelli, Sumpter, Brar, Bell, Hawn and Morrison, and Ms. Ruane.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

      The following table sets forth certain information regarding ownership of our common shares as of March 1, 2003 for: (1) each person who we know owns beneficially more than 5% of our outstanding common stock; (2) each of our current directors and nominees, and executive officers; and (3) all of our current directors and nominees, and executive officers as a group.

Table of Beneficial Ownership
	Number of Shares Beneficially Owned (1)	Percent Beneficially Owned (2)
Beneficial Owner

Significant Shareholders:
Safeguard Scientifics, Inc.	4,879,057 (3)	13.4
800 The Safeguard Building 435 Devon Park Drive Wayne, PA 19087
Bay Alarm Securities LLC	4,562,630 (4)	12.8
925 Ygnacio Valley Road Walnut Creek, CA 94596
William Blair Capital Partners VI, L.P.	3,652,649 (5)	10.0
222 West Adams Street Chicago, IL 60606
SCP Private Equity Partners, L.P.	3,652,649 (6)	9.7
435 Devon Park Drive, Building 300 Wayne, PA 19087
TL Ventures III L.P. and related entities	2,408,826 (7)	6.6
700 Building 435 Devon Park Drive Wayne, PA 19087-1990
Directors, Nominees and Named Executive Officers:
A. Gary Ames	44,749 (8)	*
Wayne Bell	25,000 (9)	*
H. Ravi Brar	120,667 (10)	*
Henry R. Carabelli	166,667 (11)	*
David G. Chandler	3,652,649 (12)	10.0
Wallace W. Griffin	993,629 (13)	2.7
Michael B. Hawn	25,400 (14)	*
Jerry L. Johnson	41,929 (15)	*
John K. La Rue	974,201 (16)	2.7
Robert C. Morrison	24,332 (17)	*
Tom Munro	0 (18)	*
Samuel A. Plum	3,817,649 (19)	10.5
Christine Ruane	4,750 (20)	*
Jagdish N. Sheth	65,750 (21)	*
John F. Sumpter	65,100 (22)	*
All of Pac-West's Directors and Executive Officers as a Group (14 Persons)	10,022,472 (23)	27.5

(1)	Includes the number of shares of common stock subject to options exercisable within sixty (60) days of April 15, 2003.

(2)

Shares of common stock exercisable within sixty (60) days of April 15, 2003 are considered outstanding for the purpose of determining the percent of the class held by the holder of such options, but not for the purpose of computing the percentage held by others. Percentages of less than one (1) percent are denoted by an asterisk.

(3)

Based solely upon an Amended Schedule 13G, dated February 14, 2002, Safeguard Delaware, Inc. (SDI) is the record owner of 2,438,267 shares, Safeguard Scientifics (Delaware), Inc. (SSD) is the record owner of 31,352 shares, and SFINT, Inc. is the record owner of 612 shares. Safeguard Scientifics, Inc. (Safeguard) is the sole stockholder of each of SDI and SSD, and SSD is the sole stockholder of SFINT, Inc., which also includes an aggregate of 2,408,826 shares owned of record by the following entities: TL Ventures III, L.P. (TL III), 1,939,513 shares; TL Ventures III Offshore, L.P. (TL III Offshore), 405,984 shares; and TL Ventures III Interfund, L.P. (TL III Interfund), 63,329 shares. TL III, TL III Offshore and TL III Interfund are venture capital funds which are required by their governing documents to make all investment, voting and disposition actions in tandem. TL Ventures III LLC, of which SDI is a member, is a co-general partner of TL Ventures III Management, L.P., the sole general partner of TL Ventures III, L.P., and the sole general partner of TL Ventures III Interfund. TL  Ventures III LLC has sole authority and responsibility for all investment, voting and disposition decisions for TL III and TL III Interfund, which powers, other than investments, are exercised through its three-member board of managers, by majority vote. TL Ventures III Offshore Ltd. is the sole general partner of TL Ventures Offshore Partners, L.P., which is the sole general partner of TL III Offshore. As such, it has sole authority and responsibility for investment, voting and disposition decisions for TL III Offshore, which powers are exercised through its three-member board of directors, by majority vote. A representative of SDI serves as a member of the board of managers of TL Ventures III LLC and as a member of the board of directors of TL Ventures III Offshore Ltd. and, therefore, may be deemed to possess indirect beneficial ownership of the shares owned by TL III, TL III Offshore and TL III Interfund.

(4)

Based solely upon a Schedule 13G, dated February 14, 2002, filed jointly by Bay Alarm Securities LLC (Bay Alarm) and the Westphal Family Foundation (Westphal), Bay Alarm is the direct beneficial owner of 4,512,630 shares of common stock and Westphal is the direct beneficial owner of 50,000 shares of common stock.

(5)

Based solely upon an amended Schedule 13G, dated February 14, 2002, filed jointly by William Blair Capital Partners VI, L.P. (WB Partnership) and William Blair Capital Partners VI, L.L.C. (WB LLC), WB Partnership is the direct beneficial owner of 3,652,649 shares of common stock. WB LLC, by virtue of it being the general partner of WB Partnership, may be deemed to be the beneficial owner of the shares of common stock owned by WB Partnership. WB LLC disclaims beneficial ownership of the 3,652,649 shares of common stock owned by WB Partnership.

(6)

Based solely upon a Schedule 13G, dated March 10, 2000, filed jointly by SCP Private Equity Partners, L.P. (Equity Partners), SCP Private Equity Management, L.P. (Equity Management), Winston J. Churchill (Churchill), Samuel A. Plum (Plum), and Safeguard Capital Management, Inc. (Capital Management), Equity Partners is the direct beneficial owner of 3,547,219 shares of common stock. Equity Management, by virtue of it being the general partner of Equity Partners, may be deemed to be the beneficial owner of the shares of common stock owned by Equity Partners. In addition, Churchill, Plum and Capital Management, by virtue of their being general partners of Equity Management, may also be deemed to be the beneficial owner of the shares of common stock owned by Equity Partners. Each of Equity Management, Churchill, Plum and Capital Management disclaims any direct or indirect beneficial ownership of the 3,547,219 shares of common stock owned by Equity Partners.

(7)

Based solely upon an amended Schedule 13G, dated February 14, 2001, filed jointly by TL III, TL III Interfund, TL Ventures III Management, LP, TL Ventures III LLC, TL Ventures III Offshore Partners, L.P. and TL Ventures III Offshore, Ltd., TL III, TL III Offshore and TL III Interfund are venture capital funds which are required by their governing documents to make all investment, voting and disposition actions in tandem. TL III is the record holder of 1,939,484 shares; TL III Offshore is the record holder of 406,005; and TL III Interfund is the record holder of 63,337 shares. TL Ventures III LLC is the sole general partner of TL Ventures III Management L.P., the sole general partner of TL III and TL Ventures III LLC is the sole general partner of TL III Interfund. As such, TL Ventures III LLC has sole authority and responsibility for all investment, voting and disposition decisions for TL III and TL III Interfund, which powers, other than investments, are exercised through its three-member board of managers by majority vote. Investment decisions require a majority vote of the members of TL Ventures III LLC. TL Ventures III Offshore Ltd. is the sole general partner of TL Ventures Offshore Partners L.P., which is the sole general partner of TL III Offshore. As such, it has sold authority and responsibility for investment, voting and disposition decisions for TL III Offshore, which powers are exercised through its three-member board of directors, by majority vote.

(8)	The common shares shown as beneficially owned by Mr. Ames include 1,000 common shares owned directly by Mr. Ames, and 43,749 common shares subject to vested options.

(9)	The common shares shown as beneficially owned by Mr. Bell include 25,000 common shares subject to vested options.
(10)	The common shares shown as beneficially owned by Mr. Brar include 48,000 common shares owned directly by Mr. Brar, and 72,667 common shares subject to vested options.

(11)	The common shares shown as beneficially owned by Mr. Carabelli include 50,000 common shares owned directly by Mr. Carabelli, and 116,667 common shares subject to vested options.

(12)

Mr. Chandler, by virtue of his being a managing director of WB LLC, may be deemed to be the beneficial owner of 3,652,649 common shares owned by WB Partnership. Mr. Chandler expressly disclaims beneficial ownership of any shares owned by WB Partnership.

(13)

The common shares shown as beneficially owned by Mr. Griffin include 221,500 shares of common stock owned directly by Mr. Griffin, and 772,129 common shares subject to vested options. In addition, Mr. Griffin, by virtue of his being a general partner of Griffin Family Limited Liability Partnership, L.L.P. (Griffin LLP), may be deemed to be the beneficial owner of 280,000 common shares owned by Griffin LLP.

(14)	The common shares shown as beneficially owned by Mr. Hawn include 400 shares of common stock owned directly by Mr. Hawn, and 25,000 common shares subject to vested options.

(15)	The common shares shown as beneficially owned by Mr. Jerry L. Johnson include 29,929 shares of common stock owned directly by Mr. Johnson., and 12,000 common shares subject to vested options.

(16)	The common shares shown as beneficially owned by Mr. La Rue include 282,333 subject to vested options and 691,868 common shares owned directly by Mr. La Rue.

(17)	The shares of common stock shown as beneficially owned by Mr. Morrison include 1,000 common shares owned directly by Mr. Morrison, and 23,332 common shares subject to vested options.

(18)	Our board of directors appointed Mr. Munro as a director as of April 24, 2003. Mr. Munro did not own any of our common shares as of such date.

(19)

The shares of common stock shown as beneficially owned by Mr. Plum include 165,000 common shares owned directly by Mr. Plum. In addition, Mr. Plum, by virtue of his being the managing general partner of Equity Partners, may be deemed to be the beneficial owner of 3,547,219 shares owned by Equity Partners. Mr. Plum expressly disclaims beneficial ownership of the shares of common stock owned by Equity Partners.

(20)	The shares of common stock shown as beneficially owned by Ms. Ruane include 4,750 common shares subject to vested options.
(21)

The shares of common stock shown as beneficially owned by Dr. Sheth include 1,000 common shares owned directly by Dr. Sheth and 21,000 common shares owned by Sheth and Associates, Inc., a wholly-owned corporation of Dr. Sheth's, and 43,750 common shares subject to vested options.

(22)	The common shares shown as beneficially owned by Mr. Sumpter include 100 common shares owned directly by Mr. Sumpter, and 65,000 common shares subject to vested options.

(23)

The common shares shown as beneficially owned by all of Pac-West's directors and executive officers as a group include the common shares beneficially owned by the directors and the named executive officers described in footnotes 8 to 22.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Recapitalization

Our recapitalization was completed on September 16, 1998 in accordance with the merger agreement between us, Bay Alarm Company and John K. La Rue, the preexisting investors, and PWT Acquisition Corp. a corporation newly formed by an equity investment group led by Safeguard 98 Capital, L.P. and William Blair Capital Partners L.L.P. to effect the recapitalization.

Under the merger agreement, Mr. La Rue and Bay Alarm Company were entitled to receive additional consideration of up to $20.0 million in the event that certain billings under dispute were received subject to the recapitalization.

On September 9, 1999, Pac-West entered into a settlement agreement with Pacific Bell regarding claims for unpaid reciprocal compensation under our prior interconnection agreement. Under the terms of the settlement agreement, Pacific Bell agreed to pay $20.0 million to Pac-West and $20.0 million in the aggregate to Mr. La Rue and Bay Alarm Company in settlement of those claims. As a result of these payments, the terms of our September 1998 merger agreement requiring additional distributions to these shareholders have been satisfied.

In accordance with the merger agreement, Mr. La Rue and Bay Alarm Company have agreed to indemnify us and certain of our related parties for all liabilities and other losses arising from, among other things:

  any breach by Pac-West of any representation, warranty, covenant or agreement we made in the merger agreement or in any schedule, exhibit, or other related document;
  any claims of any brokers, finders, our employees or consultants relating to the transactions contemplated by the merger agreement not specifically set forth in or contemplated by the merger agreement; or
  any claim by any person other than PWT Acquisition Corp. or its affiliates with respect to, or arising as a result of, any reorganization, liquidation, dissolution, recapitalization, non due course borrowing, merger, consolidation, sale or purchase of assets or similar transactions proposed prior to closing of the merger; provided that Mr. La Rue and Bay Alarm Company receive notice of such loss within the applicable time periods set forth in the merger agreement.

Subject to certain exceptions, Mr. La Rue and Bay Alarm Company do not have any obligation to indemnify any of the indemnified parties from any losses caused by the breach or alleged breach of any representation or warranty contained in the merger agreement until the indemnified parties collectively suffer related aggregate losses in excess of $500,000, which acts as a deductible. Mr. La Rue and Bay Alarm Company have an obligation to indemnify the indemnified parties for all losses suffered by any of the indemnified parties in excess of the deductible, provided that Mr. La Rue and Bay Alarm Company do not have any obligation to indemnify the indemnified parties from such aggregate losses in excess of an indemnity cap of $15.0 million. Despite the above, breaches or alleged breaches of certain post-closing covenants or agreements contained in the merger agreement will not be subject to the deductible or the indemnity cap.

The merger agreement contains representations and warranties typical of those kinds of agreements, including, for example, those relating to corporate organization and capitalization, the valid authorization, execution, delivery and enforceability of all transaction documents, the financial statements, the absence of material adverse changes in the business, assets, financial condition and results of operations, the absence of material undisclosed liabilities, tax matters, the quality and title of personal and real property, material contracts, intellectual property, employee benefits plans, environmental matters, compliance with laws, governmental authorizations, permits and licenses and insurance matters. Generally, the representations and warranties expired thirty days after receipt of the audited financial statements for fiscal 1999, except those relating to tax matters which survive until the expiration of the applicable statute of limitations and certain other representations and warranties which survive indefinitely.

The foregoing summary of the material terms of the merger agreement and related matters does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the merger agreement, including the definitions of certain terms therein and the exhibits and schedules hereto.

Registration Agreement

In connection with the recapitalization, all of our shareholders entered into a registration agreement. In accordance with the registration agreement, at any time after May 7, 2000, each of the four equity investors in the recapitalization may request one registration at our expense under the Securities Act of 1933 of all, or any portion of, their Pac-West common stock on Form S-1 or other similar long-form registration and an unlimited number of Form S-2 or S-3 or other similar short-form registrations, provided that the aggregate offering value of the registrable securities requested to be registered in any long-form registration must equal at least $5.0 million in all long-form registrations and at least $1.0 million in all short-form registrations. In the event that any one of the four equity investors in the recapitalization makes such a demand registration request, all other parties to the registration agreement will be entitled to participate in such registration. The registration agreement also grants to the parties thereto piggyback registration rights with respect to all other registrations of our common stock and we, subject to limited exceptions, will pay all expenses related to the piggyback registrations.

Non-Competition; Non-Solicitation; Confidentiality Agreements

In connection with the recapitalization and in accordance with the terms of the merger agreement, Mr. La Rue and Bay Alarm Company each entered into a covenant not to compete with Pac-West, not to engage, and not to permit any affiliate to engage, for a noncompete period of two years after the closing date of the recapitalization. These non-compete agreements expired September 16, 2000.

In accordance with his employment agreement, Mr. Griffin has agreed to forfeit any severance obligations owing to him in the event of his breach of noncompetition provisions in restricted territories including the United States of America, Canada and the territories and jurisdictions in Mexico.

Messrs. La Rue, Griffin, Carabelli, Bryson and Bay Alarm have also agreed to maintain the confidentiality of our information and not to solicit our employees and customers as provided in the merger agreement or their respective employment agreements, as the case may be. These provisions remain in effect for varying periods following the termination of the employment agreements.

Indebtedness of Management

In connection with the 1998 recapitalization, Mr. Wallace W. Griffin, our Chief Executive Officer and Chairman of the Board, purchased 37,500 shares of common stock from us for $250,000. We received $50,000 in cash from Mr. Griffin and entered into a note receivable for the remaining balance of $200,000. The note accrues interest at 5.54 percent and compounds annually, with any unpaid accrued interest and principal due at the earlier of (1) the sale of the above stock with proceeds received first applied to unpaid interest, then to principal; (2) sale of the Company; (3) 60 days from the date Mr. Griffin is no longer an employee of the Company or a subsidiary; or (4) September 16, 2003.

In December 2000, we entered into two notes receivable totaling $105,000 with H. Ravi Brar, then the Interim Chief Financial Officer, and now the Chief Financial Officer, of the Company. Mr. Brar paid off those notes in full in 2002. The notes accrued interest at a rate of 6.1% per annum and were payable upon demand. The notes were secured by a pledge of 38,000 shares of our common stock.

Other Transactions with Significant Stockholders

      Mr. Bruce A. Westphal, who served as our Chairman of the Board until the recapitalization and as a director of the Company until March 16, 2000, is the chairman of the board of both Bay Alarm Company and InReach Internet. As of March 1, 2003, an affiliate of Bay Alarm Company held approximately 13% of our outstanding common stock. Sales to Bay Alarm and InReach Internet LLC accounted for approximately $2,527,000, $2,750,000 and $2,540,000 or 2%, 2% and 2% of our revenues for the years ended December 31, 2002, 2001 and 2000 respectively. In addition, Bay Alarm Company provides us with security monitoring services at its normal commercial rates and purchased the real property at which our Oakland switch facility is located. In connection with that purchase, we negotiated a lease with Bay Alarm Company for our continued use of that commercial space. The monthly lease payments under the lease were approximately $24,000 on December 31, 2002, and as a result of certain adjustments, are currently approximately $27,000.

Transactions with Management and Others

      Robert C. Morrison, currently serving as our Vice President and General Counsel, was a senior attorney and shareholder of Neumiller & Beardslee, a professional corporation until December, 2002. During this period, Mr. Morrison also served as one of our directors. Mr. Morrison held a 10% equity interest in Neumiller & Beardslee, which has billed us approximately $396,000 for legal services performed and cost reimbursements in the fiscal year ended December 31, 2002.

PROPOSITION 2

APPROVAL OF (A) AN AMENDMENT TO OUR ARTICLES OF INCORPORATION GIVING EFFECT TO A REVERSE SPLIT OF OUR COMMON SHARES AS SET FORTH IN SECTION 3 OF ARTICLE III OF THE RESTATED ARTICLES OF INCORPROATION INCLUDED AS APPENDIX A TO THIS PROXY STATEMENT, AND (B) ALL MINISTERIAL ACTIONS REQUIRED IN CONNECTION WITH EFFECTING SUCH REVERSE SHARE SPLIT

BACKGROUND

Our common shares are currently quoted on the Nasdaq SmallCap Market. In order for our common shares to continue to be quoted on the SmallCap Market, we must satisfy various listing maintenance standards established by Nasdaq. Among other things, we are required to have stockholders' equity of at least $2.5 million and our common shares held by persons other than officers, directors and beneficial owners of greater than 10% of our total outstanding shares, often referred to as the public float, must have an aggregate market value of at least $1 million. Additionally, at least 300 persons must each own at least 100 of our common shares and our common shares must have a minimum bid price of at least $1.00 per share.

We are currently not in compliance with the Nasdaq's minimum bid price requirement. To regain compliance with this requirement, the minimum closing bid price of our common shares must close at $1.00 or above per share for a period of 10 consecutive business days. The bid price for our common shares has not closed above $1.00 per share since August 6, 2001. On March 19, 2003 we were notified by Nasdaq that we will be provided with an additional 90 days, or until May 12, 2003, to regain compliance with the minimum bid price requirement. If we are unable to regain compliance with the Nasdaq's minimum bid price requirements, we expect to receive notification that our shares will be delisted from the Nasdaq SmallCap Market. If a delisting were to occur, and our common shares would not thereafter qualify for trading on the Nasdaq SmallCap Market, it may trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc. These alternatives are generally considered to be less efficient and less broad-based than the Nasdaq National Market or the Nasdaq SmallCap Market.

In response to this notice, our board of directors considered and on April 11, 2003 recommended for shareholder approval an amendment to our articles of incorporation giving effect to a reverse split of our common shares as set forth in Section 3 of Article III of the Restated Articles of Incorporation included as Appendix A to this Proxy Statement. The purpose of the reverse share split is to increase the market price of our common shares above $2.00 per share, which is above the Nasdaq minimum bid requirement of $1.00, in order to maintain our listing on the Nasdaq SmallCap Market.

In connection with the reverse share split, you will receive one common share in exchange for the number of common shares you hold, determined in accordance with the formula below.

This formula is designed to calculate a ratio of shares to be received in connection with the reverse share split that will ensure that the market price of our common shares immediately following the reverse share split will be at least $2.00 per share. In particular, the formula provides that the number of shares to be combined and exchanged into and for one share is equal to the first whole number greater than the result of (i) $2.00 divided by (ii) the average closing sale price of our common shares, as reported by the Nasdaq Stock Market over the five trading days immediately preceding the effective date of the reverse share split during which a sale transaction with respect to our common shares is reported by such quotation service. For example, if during the five trading days preceding the effective date of the reverse stock split the average closing sale price of our common shares is $0.45, then five shares ($2.00 / $0.45 = 4.44, for which the first whole number greater than that number is 5) of our issued and outstanding common shares would be automatically combined and exchanged into and for one common share.

Under California law, an amendment to our articles of incorporation requires the approval of the board of directors and the shareholders entitled to vote in connection with such matters. The approval of the board of directors may occur either before or after the approval of the shareholders. Although our board of directors recommended and approved of submitting the amendment to our articles of incorporation giving effect to a reverse split of our common shares to a vote of our shareholders entitled to vote on such matters, the board of directors has not approved such amendment at this time. Our board of directors may adopt and approve the amendment to our articles of incorporation giving effect to the reverse split of our common shares at any time it deems appropriate. Our board of directors will also retain the authority to decline to adopt and approve the amendment to our articles of incorporation or decline to implement the reverse share split following approval by both the shareholders and the board of directors if it determines that the reverse share split is no longer in the best interests of the company or its shareholders. The actual timing of implementation of the reverse share split would be determined by our board of directors based upon its evaluation as to when such action would be most advantageous to us and our shareholders; provided, however, that if the board of directors does not approve the amendment to our articles of incorporation giving effect to the reverse split of our common shares or, if the board of directors approves such amendment but such amendment is not filed with the Secretary of State of the State of California on or before December 9, 2003, further shareholder approval will be sought before implementing a reverse share split.

If the shareholders and our board of directors approve the amendment to our articles of incorporation and we implement a reverse share split, we will file a certificate of restated articles of incorporation with the Secretary of State of the State of California, which will effect a reverse split of our common shares then issued and outstanding using the formula described above. The form of the Restated Articles of Incorporation that would be filed with the Secretary of State of the State of California as part of such certificate is included as Appendix A to this Proxy Statement.

REASONS FOR THE REVERSE SHARE SPLIT

Our board of directors recommends that shareholders approve the amendment of our articles of incorporation giving effect to the reverse share split because it believes that the reverse share split is the most effective means of increasing the per share market price of our common shares in order to maintain its listing on the Nasdaq SmallCap Market. Our common shares were quoted on the National Market System since November 4, 1999, when we completed our initial public offering, until May 28, 2002, when our common shares ceased being quoted on the Nasdaq National Market and began being quoted on the Nasdaq SmallCap Market. We are currently not in compliance with the Nasdaq's minimum bid price requirement. To regain compliance with this requirement, the minimum closing bid price of our shares must close at $1.00 or above per share for a period of 10 consecutive business days. The bid price for our common shares has not closed above $1.00 per share since August 6, 2001. On March 19, 2003 we were notified by Nasdaq that we will be provided with an additional 90 days, or until May 12, 2003, to regain compliance with the minimum bid price requirement. If we are unable to regain compliance with the Nasdaq's minimum bid price requirements, we expect to receive notification that our shares will be delisted from the Nasdaq SmallCap Market.

Our board of directors believes that delisting from the Nasdaq SmallCap Market could adversely affect (i) the liquidity and marketability of shares of our common shares; (ii) the trading price of our common shares; and (iii) our relationships with vendors and customers. Our board of directors also believes that the Nasdaq SmallCap Market provides a broader market for the common shares than would two of the principal alternatives, the OTC Bulletin Board and the "pink sheets" maintained by the National Quotation Bureau, Inc., and is, therefore, preferable to those alternatives. Our common shares are currently quoted on the Nasdaq SmallCap Market under the symbol "PACW." During the period from January 1, 2002 through December 31, 2002, the closing sales price per share of our common shares ranged from a high of $0.75 to a low of $0.22. The closing sales price on December 31, 2002 was $0.31. Our board of directors believes that a reverse share split will have the effect of increasing the trading price of the common shares to a level high enough to satisfy the Nasdaq minimum bid price requirement for continued listing of the common shares on the Nasdaq SmallCap Market immediately following the reverse share split, and that a reverse share split would be the most effective means available to avoid a delisting of our common shares.

However, you should be aware that the effect of the reverse share split upon the market price for our common shares cannot be accurately predicted. In particular, there is no assurance that the market price for our common shares will remain at or above $2.00 for any period of time. Even if an increased share price can be maintained, the reverse share split may not achieve the desired results that have been outlined above. Moreover, because some investors may view the reverse share split negatively, there can be no assurance that the reverse share split will not adversely impact the market price of the common shares or, alternatively, that the market price following the reverse share split will either exceed or remain in excess of the current market price.

While we expect the reverse share split to be sufficient to prevent Nasdaq from delisting our common shares, it is possible that, even if the reverse share split results in a bid price for our common shares that exceeds $1.00 per share, we may not be able to continue to satisfy the additional criteria for continued listing on the Nasdaq SmallCap Market. These additional criteria currently include, among other requirements, maintaining (i) shareholders' equity of at least $2.5 million or have a market value of its listed securities of $35 million or have net income from continuing operations of $500,000, (ii) a public float of 500,000 shares of common shares, (iii) a market value of the public float of at least $1 million, (iv) at least 300 shareholders (round lot holders), (v) at least two market makers for the common stock and (vi) compliance with certain corporate governance requirements. We believe that we satisfy all of these other maintenance criteria as of April 1, 2003. There can be no assurance, however, that we will be successful in continuing to meet all requisite maintenance criteria.

BOARD DISCRETION TO IMPLEMENT REVERSE SHARE SPLIT

Under California law, an amendment to our articles of incorporation requires the approval of the board of directors and the shareholders entitled to vote in connection with such matters. The approval of the board of directors may occur either before or after the approval of the shareholders. Although our board of directors recommended and approved of submitting the amendment to our articles of incorporation giving effect to a reverse split of our common shares to a vote of our shareholders entitled to vote on such matters, the board of directors has not approved such amendment at this time. Our board of directors may adopt and approve the amendment to our articles of incorporation giving effect to the reverse split of our common shares at any time it deems appropriate. Our board of directors will also retain the authority to decline to adopt and approve the amendment of our articles of incorporation or decline to implement the reverse share split following approval by the both the shareholders and the board of directors if it determines that the reverse share split is no longer in the best interests of the company or its shareholders. The actual timing of implementation of the reverse share split would be determined by our board of directors based upon its evaluation as to when such action would be most advantageous to us and our stockholders; provided, however, that if the board of directors does not approve the amendment to our articles of incorporation giving effect to the reverse split of our common shares or, if the board of directors approves such amendment but such amendment is not filed with the Secretary of State of the State of California on or before December 9, 2003, further shareholder approval will be sought before implementing a reverse share split.

Our board of directors' consideration of the amendment to our articles of incorporation may be based upon a variety of factors, including, without limitation, our ability to meet the listing requirements for the Nasdaq SmallCap Market, existing and expected marketability and liquidity of our common shares, prevailing market conditions and the likely effect on the market price of the common shares.

EFFECT OF THE REVERSE SHARE SPLIT ON REGISTRATION AND VOTING RIGHTS

Our common shares are currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and we are subject to the periodic reporting and other requirements of the Exchange Act. The reverse share split would not affect the registration of our common shares under the Exchange Act. After the reverse share split, the common shares would continue to be reported on the Nasdaq SmallCap Market under the symbol "PACW" (although we expect that the Nasdaq Stock Market will likely add the letter "D" to the end of the trading symbol, and the word "new" to the end of the name of our common shares, for a period of 20 trading days to indicate that the reverse share split has occurred).

Proportionate voting rights and other rights of the holders of common shares would not be affected by the reverse share split (other than as a result of the payment of cash in lieu of fractional shares as described below). For example, a holder of 2% of the voting power of the outstanding common shares immediately prior to the effective time of the reverse share split would continue to hold 2% of the voting power of the outstanding common shares after the reverse share split. Although the reverse share split would not affect the rights of shareholders or any shareholder's proportionate equity interest in the Company (subject to the treatment of fractional shares), as described below the number of authorized common shares would not be reduced and would increase significantly the number of authorized and unissued shares our board of directors is empowered to issue without further shareholder action. The number of shareholders of record would not be affected by the reverse share split (except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the reverse share split).

EFFECT OF THE REVERSE SHARE SPLIT ON THE AUTHORIZED BUT UNISSUED COMMON SHARES

As a result of the decrease in the number of outstanding common shares resulting from the reverse share split, the number of authorized but unissued common shares available for future issuance will be increased significantly immediately following the reverse share split. For example, based on the 36,450,444 common shares outstanding on March 31, 2003, and the 100,000,000 common shares that are currently authorized under our articles of incorporation, we currently have available for future issuance 63,549,556 authorized but unissued common shares. However, assuming that we complete a reverse share split using a one-for-five ratio, which as described more fully above, assumes that the market price for our common shares averaged $0.45 over the five trading days preceding the effective date of the reverse stock split, the number of outstanding common shares would be decreased to about 7,290,088 immediately following the reverse share split. As a result, the number of authorized but unissued common shares available for future issuance would increase from 63,549,556 to 92,709,911 immediately following the reverse share split. You should be aware that this example is for demonstration purposes only. The actual number of shares to be split into one share may differ from the example and the number of shares outstanding following the reverse share split may differ based upon the number of fractional shares for which our shareholders receive cash in lieu of shares.

The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the shares ownership and voting rights, of the currently outstanding common shares. The effective increase in the number of authorized but unissued common shares may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our articles of incorporation or bylaws. Such a use of these additional authorized shares could render more difficult, or discourage, an attempt to acquire control of us through a transaction opposed by our board of directors. We do not have any current plans, proposals or arrangements that would involve the issuance of the additional shares (other than existing stock and option plans).

The table set forth below provides examples of the anticipated effect that the market price of our common shares and the resulting reverse share split ratio could have on the number of outstanding and authorized but unissued common shares. You should be aware that these examples are for demonstration purposes only. The actual number of shares to be split into one share may differ from the examples and the number of shares authorized and outstanding following the reverse share split may differ based upon such difference as well as the number of fractional shares for which our shareholders receive cash in lieu of shares.

Table of Outcomes Shares Outstanding and Authorized but Unissued

		Average Market Price for our Common Shares and Ratio of Shares Subject to Reverse Share Split

	As of March 31, 2003	($1.00) 1 for 2	($0.75) 1 for 3	($0.50) 1 for 4	($0.25) 1 for 8
Shares Outstanding	36,450,444	18,225,222	12,150,148	9,112,611	4,556,306
Authorized But Unissued	63,549,556	81,774,778	87,849,852	90,887,389	95,443,694
Total Authorized	100,000,000	100,000,000	100,000,000	100,000,000	100,000,000

The par value of our common shares would remain $0.001 per share following the reverse share split, while the number of common shares issued and outstanding would be reduced as described above.

EFFECT OF THE REVERSE SHARE SPLIT ON STOCK OPTIONS, WARRANTS, RIGHTS

As described above, we have established the Pac-West Telecomm, Inc. 1999 Stock Incentive Plan, which authorizes the granting of stock options, including restricted stock, SARS, dividend equivalent rights, performance units, performance shares or other similar rights or benefits to our or our subsidiaries' current or future employees, directors, consultants and advisors. Under the 1999 Stock Incentive Plan, the board of directors is authorized to issue options to purchase our common shares in such quantity, at such exercise prices, on such terms and subject to such conditions as established by our board of directors.

  In addition, we have established the 1998 Griffin Non-Qualified Stock Incentive Plan for Mr. Griffin, and the 2000 Napa Valley Non-Qualified Stock Incentive Plan, which authorizes the granting of stock options, including restricted stock, SARS, dividend equivalent rights, performance units, performance shares or other similar rights or benefits to certain of our employees.

An aggregate of 6,156,750 common shares are currently reserved for option grants under the 1999 Stock Incentive Plan, the 1998 Griffin Non-Qualified Stock Incentive Plan and the 2000 Napa Valley Non-Qualified Stock Incentive Plan. As of December 31, 2002, we had granted options outstanding with respect to 5,044,318 common shares under all plans.

In accordance with the terms of each of our plans, the administrator of our plans, which is our compensation committee of the board of directors, has the authority to adjust, among other terms, the number of shares covered by each outstanding grant, the number of common shares authorized for issuance under the plans and the exercise price of grants under the plan in connection with certain changes in our capitalization, including reverse share splits. We expect that our compensation committee with authorize an adjustment to each of these terms in proportion to ratio used to effect the reverse share split. We further expect that the number of common shares issuable upon exercise of outstanding stock options and the number of common shares available for issuance upon exercise of stock options that have not yet been granted will be rounded to the nearest whole share and no cash payment will be made in respect of the rounding of shares issuable upon the exercise of outstanding stock options.

The table set forth below provides examples of the anticipated effect that the market price of our common shares and the resulting reverse share split ratio could have on the number of our common shares subject to outstanding options and the number of our common shares reserved for issuance under our plans. You should be aware that these examples are for demonstration purposes only. The actual number of shares to be split into one share may differ from the examples and the number of our common shares subject to outstanding options and reserved for issuance under our plans following the reverse share split may differ based upon such difference as well as the number of shares subject to outstanding options that are rounded as described more fully below.

Table of Outcomes Shares Subject to Outstanding Options and Reserved for Issuance

		Average Market Price for our Common Shares and Ratio of Shares Subject to Reverse Share Split

	As of December 31, 2002	($1.00) 1 for 2	($0.75) 1 for 3	($0.50) 1 for 4	($0.25) 1 for 8
Shares Subject to Outstanding Options	5,044,318	2,522,159	1,681,439	1,261,079	630,539
Shares Reserved for Issuance under Plans	1,112,432	556,216	370,811	278,108	139,054
Total Shares under Plans	6,156,750	3,187,750	2,125,166	1,593,875	796,937

EFFECTIVE DATE

If the proposed amendment to our articles of incorporation giving effect to the reverse share split is approved at the Annual Meeting and our board of directors subsequently approves the amendment to our articles of incorporation and elects to implement the reverse share split, the reverse share split would become effective upon filing of the certificate of restated articles of incorporation with the Secretary of State of the State of California. Except as explained below with respect to fractional shares, on the effective date of the reverse share split, common shares issued and outstanding immediately prior thereto will be, automatically and without any action on the part of the shareholders, combined and converted into new common shares in accordance with the reverse share split ratio determined by our board of directors.

EXCHANGE OF SHARE CERTIFICATES

Shortly after the effective date of the reverse share split, if any, each holder of an outstanding certificate theretofore representing common shares will receive from Wachovia Shareholder Services, as our exchange agent for the reverse share split, instructions for the surrender of such certificate to the exchange agent. Such instructions will include a form of Transmittal Letter to be completed and returned to the exchange agent. As soon as practicable after the surrender to the exchange agent of any certificate that prior to the reverse share split represented common shares, together with a duly executed Transmittal Letter and any other documents the exchange agent may specify, the exchange agent shall deliver to the person in whose name such certificate had been issued certificates registered in the name of such person representing the number of full common shares into which the common shares previously represented by the surrendered certificate shall have been reclassified and a check for any amounts to be paid in cash in lieu of any fractional share. Until surrendered as contemplated herein, each certificate that immediately prior to the reverse share split represented any common shares shall be deemed at and after the reverse share split to represent the number of full common shares contemplated by the preceding sentence. Each certificate representing common shares issued in connection with the reverse share split will continue to bear any legends restricting the transfer of such shares that were borne by the surrendered certificates representing the common shares.

No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any certificate that prior to approval of the reverse share split represented any common shares, except that if any certificates for common shares are to be issued in a name other than that in which the certificates for common shares surrendered are registered, it shall be a condition of such issuance that (i) the person requesting such issuance shall pay to us any transfer taxes payable by reason thereof (or prior to transfer of such certificate, if any) or establish to our satisfaction that such taxes have been paid or are not payable, (ii) such transfer shall comply with all applicable federal and state securities laws, and (iii) such surrendered certificate shall be properly endorsed and otherwise be in proper form for transfer.

NO APPRAISAL RIGHTS

Under California law, our shareholders would not be entitled to dissenter's or appraisal rights with respect to the reverse share split.

CASH PAYMENT IN LIEU OF FRACTIONAL SHARES

In lieu of any fractional shares to which a holder of our common shares would otherwise be entitled as a result of the reverse share split, we will pay cash equal to such fraction multiplied by the average closing sale price of our common shares, as reported by the Nasdaq Stock Market over the five trading days immediately preceding the effective date of the reverse share split during which a sale transaction with respect to our common shares is reported by such quotation service.

FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain material United States federal income tax consequences of the reverse share split, does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse share split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-reverse share split shares were, and the post-reverse share split shares will be, held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a shareholder may vary depending upon the particular facts and circumstances of such shareholder. Each shareholder is urged to consult with such shareholder's own tax advisor with respect to the tax consequences of the reverse share split. As used herein, the term United States holder means a shareholder that is, for federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States, any State of the United States or the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

In general, the federal income tax consequences of the reverse share split will vary among shareholders depending upon whether they receive cash for fractional shares or solely a reduced number of common shares in exchange for their old common shares. We believe that because the reverse share split is not part of a plan to increase periodically a shareholder's proportionate interest in our assets or earnings and profits, the reverse share split will likely have the following federal income tax effects: a shareholder who receives solely a reduced number of common shares will not recognize gain or loss. In the aggregate, such a shareholder's basis in the reduced number of common shares will equal the shareholder's basis in its old common shares. A shareholder who receives cash in lieu of a fractional share as a result of the reverse share split will generally be treated as having received the payment as a distribution in redemption of the fractional share, as provided in Section 302(a) of the Code, which distribution will be taxed as either a distribution under Section 301 of the Code or an exchange to such shareholder, depending on that shareholder's particular facts and circumstances. Generally, a shareholder receiving such a payment should recognize gain or loss equal to the difference, if any, between the amount of cash received and the shareholder's basis in the fractional share. In the aggregate, such a shareholder's basis in the reduced number of common shares will equal the shareholder's basis in its old common shares decreased by the basis allocated to the fractional share for which such shareholder is entitled to receive cash, and the holding period of the post-reverse share split shares received will include the holding period of the pre-reverse share split shares exchanged.

We will not recognize any gain or loss as a result of the reverse share split.

Our view regarding the tax consequences of the reverse share split is not binding on the Internal Revenue Service or the courts. ACCORDINGLY, EACH SHAREHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE SHARE SPLIT.

The board of directors recommends a vote "FOR" the approval of (a) an amendment to our articles of incorporation giving effect to a reverse split of our common shares as set forth in Section 3 of Article III of the Restated Articles of Incorporation included as Appendix A to this Proxy Statement, and (b) all ministerial actions required in connection with effecting such reverse share split.

PROPOSITION 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

On June 4, 2002, we dismissed our independent accountants, Arthur Andersen LLP and engaged the services of KPMG LLP as our new independent accountants for the fiscal year ended December 31, 2002. Our board of directors authorized the dismissal of Arthur Andersen and the engagement of KPMG.

Our board of directors, upon recommendation of its audit committee, has selected and appointed the accounting firm of KPMG to serve as our independent accountants with respect to the fiscal year ending December 31, 2003, to examine our financial statements for such period and to perform other appropriate accounting services.

Representatives of KPMG are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so. If the shareholders do not ratify this appointment by the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting, the board of directors, upon a recommendation by the audit committee of the board of directors, will consider other independent accountants.

To be ratified, the appointment of KPMG to serve as our independent accountants must be approved by a majority of the votes cast at the Annual Meeting by the holders of shares represented in person or by proxy.

The board of directors has carefully considered and approved the appointment of KPMG as our independent accountants for the fiscal year ending December 31, 2003 and recommends a vote "FOR" ratification of its appointment.

PERFORMANCE GRAPH

      The following graph compares our cumulative total shareholder return on an investment of $100 since November 3, 1999, the day prior to our initial trading date, with that of the Nasdaq Composite Index and the Nasdaq Telecommunications Index.

	11/3/99	12/99	12/00	12/01	12/02

Pac-West	$100.00	265.00	33.38	5.50	5.00
Nasdaq CI	$100.00	133.97	80.58	63.94	44.31
Nasdaq TI	$100.00	124.54	53.04	35.51	16.39

COMPLIANCE WITH SECTION 16(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file certain reports of ownership and changes in ownership with the Securities and Exchange Commission and the Nasdaq Stock Market, as required. These persons are required to furnish us with copies of all Section 16(a) forms they file.

      Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that Forms 5 were not required for those persons we believe that during the fiscal year ended December 31, 2002, except for Samuel A. Plum, who filed a Form 4 late, our executive officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.

ANNUAL REPORT

      Copies of our 2002 Annual Report are being mailed with this Proxy Statement to each shareholder entitled to vote at the Annual Meeting of shareholders. Shareholders not receiving a copy of the Annual Report may obtain one by writing Mr. H. Ravi Brar, Chief Financial Officer, Pac-West Telecomm, Inc., 1776 W. March Lane, Suite 250, Stockton, California 95207.

SUBMISSION OF SHAREHOLDER PROPOSALS

FOR THE 2004 ANNUAL MEETING

      Shareholder proposals for inclusion in the Proxy Statement to be issued in connection with the 2003 Annual Meeting of shareholders must be mailed to the Corporate Secretary, Pac-West Telecomm, Inc., 1776 W. March Lane, Suite 250, Stockton, California 95207, and must have been received by the Corporate Secretary on or before December 31, 2003. We will consider only proposals meeting the requirements of applicable federal securities laws and Securities and Exchange Commission rules promulgated thereunder.

The Board of Directors

April 29, 2003

APPENDIX A

RESTATED

ARTICLES OF INCORPORATION OF

PAC-WEST TELECOMM, INC.

ARTICLE I

The name of this Corporation is Pac-West Telecomm, Inc.

ARTICLE II

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

Section 1. Authorized Shares. The corporation is authorized to issue two classes of shares, to be designated common and preferred, respectively. The corporation is authorized to issue 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock.

Section 2. Preferred Shares. The shares of preferred stock may be issued in any number of series, as determined by the Board of Directors. The Board may, by resolution, establish the designation and number of shares of any such series, and may determine, alter or revoke the rights, preferences and restrictions pertaining to any wholly unissued series. The Board may thereafter, by resolution, alter the number of shares of any such series.

Section 3. Reverse Share Split.

(a) Effective as of the date of filing of this Amendment to Article III with the office of the Secretary of State of the State of California (the "Split Effective Date"), the number of issued and outstanding common shares of the Corporation determined in accordance with the following formula are automatically combined and changed into one (1) common share of the Corporation (the "Reverse Share Split"). The number of issued and outstanding common shares of the Corporation automatically combined and changed into one (1) share of common stock of the Corporation in accordance with the foregoing shall be equal to the first whole number greater than the result of (i) $2.00 divided by (ii) the average closing sale price of the Corporation's common shares, as reported by the Nasdaq Stock Market (or such other nationally recognized quotation service providing bid, offer and price quotation information with respect to the Corporation's common shares) over the five trading days immediately preceding the Split Effective Date during which a sale transaction with respect to the Corporation's common shares is reported by such quotation service.

(b) The Reverse Share Split shall have no affect on the par value of the common shares of the Corporation or on the number of authorized common shares of the Corporation set forth in Section 1 of this Article III. There shall be no fractional common shares of the Corporation issued in connection with the Reverse Share Split. A holder of record of common shares of the Corporation on the Split Effective Date who would otherwise be entitled to a fraction of a share shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to (i) the fraction to which the holder would otherwise be entitled multiplied by (ii) the average closing sale price of the Corporation's common shares, as reported by the Nasdaq Stock Market (or such other nationally recognized quotation service providing bid, offer and price quotation information with respect to the Corporation's common shares) over the five trading days immediately preceding the Split Effective Date during which a sale transaction with respect to the Corporation's common shares is reported by such quotation service. The payment in lieu of a fraction of a common share of the Corporation will be made upon such other terms and conditions as the officers of the Corporation, in their judgment, determine to be advisable and in the best interests of the Corporation.

ARTICLE IV

Section 1. Elimination of Director Liability. The liability of directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

Section 2. Indemnification. The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through Bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, to the fullest extent permissible under California law.

Section 3. Effect of Amendment. Any amendment, repeal or modification of any provision of this Article IV shall not adversely affect any right or protection of an agent of this Corporation existing at the time of such amendment, repeal or modification.

APPENDIX B

CHARTER OF THE AUDIT COMMITTEE OF THE

BOARD OF DIRECTORS OF PAC-WEST TELECOMM, INC.

1. Purpose. The Audit Committee of the Board of Directors (the "Committee") is designated by the Board of Directors of the Corporation (the "Board") to assist the Board generally in its oversight of:

    the integrity of the Corporation's financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

    the independence and performance of the Corporation's independent auditors and the performance of the Corporation's internal audit function;

    the hiring and firing of the Corporation's auditor and any non-audit work performed by the Corporation's auditor; and

    the Corporation's legal compliance and ethics policies and procedures, including the Corporation's Code of Business Conduct and Ethics (the "Code").

In addition, the Committee is responsible for providing an avenue of communication among the independent auditors, management of the Corporation and the Board and the preparation of the report of audit committee required by the Securities and Exchange Commission (the "Commission") to be included in the Corporation's annual proxy statement. The Committee shall also serve as a qualified legal compliance committee ("QLCC") within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder (the "Exchange Act")

The Committee has the authority to conduct any investigation appropriate to fulfill its responsibilities, and, in connection therewith, it may contact the independent auditors, internal auditors or management of the Corporation. In addition, the Committee has the authority to retain, at the Corporation's expense, special legal, accounting or other advisors or experts it deems necessary or appropriate in connection with the performance of its duties.

2. Membership. The Committee shall consist of at least three members, including a Chairperson (the "Chairperson"), comprised solely of "independent" directors as defined by the Nasdaq Stock Market's listing standards, Section 10A(m)(3) of the Exchange Act. The members of the Committee shall be appointed by the Board upon the recommendation of the Nominating Committee members and shall serve one-year terms unless removed (with or without cause at any time) or reappointed by the Board. Each member of the Committee shall be financially literate and at least one member of the Committee must have the requisite accounting or related financial management experience and expertise to qualify as an "audit committee financial expert" as defined by the Commission. All vacancies on the Committee shall be filled by the Board. The Board shall designate one of the members as Chairperson.

3. Meetings. The Committee shall meet at least quarterly and as often as it determines appropriate to carry out its obligations under this Charter. The Committee shall meet periodically (but not less than annually) with management, the internal auditors and the Corporation's independent auditors in separate executive sessions. The Committee may request any officer or employee of the Corporation or the Corporation's outside counsel or independent auditors to attend a Committee meeting or to meet with any members of, or consultants to, the Committee. Meetings of the Committee may be held in person or by telephone.

The Committee shall keep a separate book of minutes of their proceedings and actions. All meetings shall be at the call of the Chairperson. The Committee shall elect a Secretary to the Committee who shall give notice personally or by mail, telephone, facsimile or electronically to each member of the Committee of all meetings, not later than 12 noon of the day before the meeting, unless all of the members of the Committee in office waive notice thereof in writing at or before the meeting, in which case the meeting may be held without the aforesaid advance notice. A majority of the members of the Committee shall constitute a quorum for the transaction of business.

4. Authority and Responsibilities. In addition to any other responsibilities which may be assigned from time to time by the Board, the Committee is responsible for and has authority to conduct the following matters:

Retention of Advisors

(a) The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Corporation shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee.

Independent Auditors

(b) The Committee shall have sole authority to retain and terminate the Corporation's independent auditors and to propose the independent auditors for ratification by the shareholders at the Annual Meeting of Shareholders.

(c) The Committee shall approve the fees and terms of all audit engagements and shall pre-approve all auditing services and permitted non-audit services to be performed for the Corporation by the independent auditors (subject to de minimus exceptions described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Committee prior to completion of the audit). The Committee shall establish policies and procedures for such approval and pre-approval. The Committee may, from time to time, delegate its authority to pre-approve non-audit services on a preliminary basis to one or more Committee members, provided that such designees present any such approvals to the full Committee at the next Committee meeting. The Committee may consult with management regarding these matters but may not delegate this authority to management.

(d) The Committee shall review and approve the scope and staffing of the independent auditors' annual audit plan.

(e) The Committee shall evaluate the independent auditors' qualifications, performance and independence, and shall present its conclusions and recommendations with respect to the independent auditors to the full Board at least annually. As part of such evaluation, at least annually, the Committee shall:

(i) obtain and review a report or reports from the Corporation's independent auditors:

    describing the independent auditors' internal quality-control procedures;

    describing any material issues raised by (1) the most recent internal quality-control review or peer review of the auditing firm, or (2) any inquiry or investigation by governmental or professional authorities, within the preceding five years, regarding one or more independent audits carried out by the auditing firm; and any steps taken to deal with any such issues;

    describing all relationships between the independent auditors and the Corporation; and

    assuring that Section 10A of the Exchange Act has not been implicated;

(ii) review and evaluate the senior members of the independent auditor team(s), particularly the lead audit and review partners;

(iii) consider whether the lead audit or review partner should be rotated more frequently than is required by law, so as to assure continuing auditor independence;

(iv) consider whether the independent auditors should be rotated, so as to assure continuing auditor independence;

(v) actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the auditors' objectivity and independence;

(vi) recommend that the Board take appropriate action in response to the independent auditors' report to satisfy itself of the auditors' independence; and

(vii) obtain the opinion of management and the internal auditors of the independent auditors' performance.

(f) The Committee shall establish policies for the Corporation's hiring of current or former employees of the independent auditors.

Financial Statements, Disclosure and other Compliance Matters

(g) Prior to the filing of the Corporation's Annual Reports on Form 10-K, the Committee shall review and discuss the audited financial statements, including the Corporation's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations" with management, the internal auditors and the independent auditors.

(h) Prior to the filing of the Corporation's Quarterly Reports on Form 10-Q, the Committee shall review and discuss the Corporation's quarterly financial statements with management, the internal auditors and the independent auditors.

(i) Prior to filing a report of the independent auditors with the Commission, the Committee shall discuss with the independent auditors:

(i) all critical accounting policies and practices to be used;

(ii) all alternative treatments of financial information within generally accepted accounting principals that have been discussed with management, ramifications of the use of such alternative treatments, and the treatment preferred by the independent auditor;

(iii) other material written communications between the independent auditors and management; and

(iv) all matters required to be discussed with the Committee by the independent auditors pursuant to Statement on Auditing Standards No. 61.

(j) The Committee shall review, in conjunction with management, the Corporation's policies with respect to the Corporation's earnings press releases and all financial information, such as earnings guidance, provided to analysts and rating agencies, including the types of information to be disclosed and the types of presentation to be made and paying particular attention to the use of "pro forma" or "adjusted" non-GAAP information.

(k) The Committee shall, in conjunction with the Chief Executive Officer and Chief Financial Officer of the Corporation, review the Corporation's internal controls and disclosure controls and procedures, including whether there are any significant deficiencies in the design or operation of such controls and procedures, any corrective actions taken with regard to such deficiencies and weaknesses and any fraud involving management or other employees with a significant role in such controls and procedures.

(l) The Committee shall review the Corporation's policies and practices with respect to risk assessment and risk management, including discussing with management the Corporation's major financial risk exposures and the steps that have been taken to monitor and control such exposures.

(m) The Committee shall establish procedures for:

(i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters; and

(ii) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

(n) The Committee shall review any significant complaints regarding accounting, internal accounting controls or auditing matters received pursuant to such procedures.

(o) The Committee shall prepare the audit committee report that Commission rules require to be included in the Corporation's annual proxy statement.

(p) The Committee shall meet privately (without members of management present) and separately with each of the internal auditors and the independent auditors, at least annually.

Legal Compliance and Ethics Oversight

(q) The Committee shall advise the Board with respect to the Corporation's Code of Business Conduct and Ethics (the "Code of Conduct"), and annually review and assess the adequacy of the Code of Conduct and recommend any proposed changes to the Board. In connection with this review and assessment, the Committee shall discuss with management, the Corporation's independent auditor and General Counsel the Corporation's procedures for monitoring compliance with the Code of Conduct.

(r) The Committee shall be responsible for receiving, addressing and responding to alleged violations of the Code of Conduct and other policies of the Corporation and complaints involving the Corporation's accounting, auditing and internal auditing controls and disclosure practices.

(s) The Committee shall establish procedures for receipt, retention and treatment of complaints received by the Committee alleging violations of the Code of Conduct and other policies of the Corporation or involving the Corporation's accounting, auditing and internal auditing controls and disclosure practices.

(t) The Committee shall serve as a QLCC, which will be responsible for, among other things:

(i) receiving reports by the Corporation's attorneys of evidence of a material violation of the securities laws or breach of fiduciary duty or similar violations by the Corporation or its agents (a "Reported Violation");

(ii) conducting any necessary inquiry into Reported Violations;

(iii) requiring the Corporation to adopt appropriate remedial measures to prevent an ongoing, or alleviate a past Reported Violation, and providing the Board, the Chief Executive Officer and the General Counsel notice of such remedial measures; and

(iv) notifying the Commission of the Reported Violation if it decides, by a majority vote, that the Corporation has failed to take any remedial measure that the QLCC has imposed upon the Corporation.

Reporting to the Board

(u) The Committee shall report to the Board periodically. This report shall include a review of any issues that arise with respect to the quality or integrity of the Corporation's financial statements, the Corporation's compliance with legal and regulatory requirements, the qualifications, independence and performance of the Corporation's independent auditors, the performance of the internal audit function, compliance by the Corporation with legal and regulatory requirements and any other matters that the Committee deems appropriate or is requested to be included by the Board.

(v) At least annually, the Committee shall evaluate its own performance and report to the Board on such evaluation.

(w) The Committee shall periodically review and assess the adequacy of this Charter and recommend any proposed changes to the Board. This Charter may only be adopted, amended or repealed by the Board, upon recommendation by the Committee.

Miscellaneous

(x) The Committee shall perform any other activities consistent with this Charter, the Company's Articles of Incorporation, Bylaws and governing law, as the Committee deems necessary or appropriate.

5. Limitations Inherent in the Audit Committee's Role.

It is not the duty of the Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principals. This is the responsibility of management and the independent auditors of the Corporation. Furthermore, while the Committee is responsible for reviewing the Corporation's policies and practices with respect to risk assessment and management, it is the responsibility of the Chief Executive Officer and senior management to determine the appropriate level of the Corporation's exposure to risk.

* * * *

PAC-WEST TELECOMM, INC.
1776 W. March Lane, Suite 250
Stockton, California 95207

PROXY

Solicited by the Board of Directors

The undersigned hereby appoints H. Ravi Brar, Kristen Kimball, and each of them, proxies, with power of substitution and revocation, acting together or, if only one is present and voting, then that one, to vote the common stock of Pac-West Telecomm, Inc., which the undersigned is entitled to vote at the annual meeting of shareholders to be held on June 9, 2003 and at any adjournments or postponements thereof, with all the powers the undersigned would possess if personally present, as designated herein and authorizes the proxies to vote in accordance with the recommendations of our management of Pac-West Telecomm, Inc. upon such other business as may properly come before the annual meeting of shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL" IN ITEM 1, "FOR" IN ITEM 2 and "FOR" IN ITEM 3.

1.	Elect the nominated directors.

   FOR ALL             WITHHELD ALL             FOR ALL EXCEPT

Nominees: Wallace W. Griffin, Jerry L. Johnson and John K. La Rue

(To withhold authority to vote for any nominee, strike out that nominee's name.)

2.

Approve (a) an amendment to our articles of incorporation giving effect to a reverse split of our common shares as set forth in Section 3 of Article III of the Restated Articles of Incorporation included as Appendix A to the Proxy Statement, and (b) all ministerial actions required in connection with such reverse share split.

   FOR             AGAINST             ABSTAIN

3. Ratify the appointment of KPMG, LLP as our independent accountants for the fiscal year ending December 31, 2003.

   FOR             AGAINST             ABSTAIN

(Continued and to be signed and dated on the reverse side.)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN ITEM 1, FOR ITEM 2 AND FOR ITEM 3.

Please date and sign exactly as names appear on this Proxy. Joint owners should each sign. Trustees, executors, etc. should indicate the capacity in which they are signing.

Dated:	, 2003
Signature(s):

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